Putnam New York Tax Exempt Income Fund 030 Annual 11/30/09

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1 	Class A 		 $44,616
		Class B		   1,026
		Class C		   1,127

72DD2	Class M		      75
		Class Y			 86


73A1		Class A		 $0.356313
		Class B		  0.304522
		Class C	       0.292630

73A2		Class M		  0.333482
		Class Y		  0.373278

74U1		Class A		  125,757
		Class B		    2,706
		Class C		    4,407

74U2		Class M		      224
		Class Y			 369

74V1		Class A			$8.36
		Class B			 8.35
		Class C			 8.36

74V2		Class M			 8.37
		Class Y			 8.36



Item 61  Open end funds only

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.